Exhibit 99.1

China Automotive Systems Reports Income From Operations Increased by 38.7%
in the Second Quarter of 2024

WUHAN, China, August 13, 2024 -- China Automotive Systems, Inc. (NASDAQ: CAAS) ("CAAS" or the "Company"), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the second quarter and six months ended June 30, 2024.

Second Quarter 2024 Highlights

•	Net sales rose 15.4% year-over-year to $158.6 million from $137.4 million in the second quarter of 2023.

•	Gross profit increased by 29.0% year-over-year to $29.3 million from $22.7 million in the second quarter of 2023; gross margin increased to 18.5% in the second quarter of 2024 from 16.5% in the second quarter of 2023

•	Income from operations increased by 38.7% year-over-year to $10.8 million, from income from operations of $7.8 million in the second quarter of 2023.

•	Net income attributable to parent company’s common shareholders was $7.1 million, or diluted earnings per share of $0.24.

First Six Months of 2024 Highlights

•	Net sales grew by 6.6% year-over-year to $298.0 million, compared to $279.7 million in the first six months of 2023.

•	Gross profit increased by 20.4% year-over-year to $53.4 million, compared to $44.3 million in the first six months of 2023; gross margin increased to 17.9% in the first six months of 2024 from 15.9% in the same period last year

•	Income from operations rose by 31.7% year-over-year to $20.5 million compared to income from operations of $15.5 million in the first six months of 2023.

•	Net income attributable to parent company’s common shareholders was $15.4 million.

•	Diluted earnings per share attributable to parent company’s common shareholders was $0.51.

•	Cash and cash equivalents, and pledged cash were $148.4 million, or approximately $4.92 per share, as of June 30, 2024.

•	A special cash dividend of $0.80 per common share has been declared for shareholders of record on July 30, 2024.

Mr. Qizhou Wu, Chief Executive Officer of CAAS, commented, “We are pleased to report strong top line growth and accelerating margin expansion. Sales growth was led by an increase of 33.7% in sales of Electric Power Steering (“EPS”) products in the second quarter of 2024, which now accounts for one-third of our total sales.”

“According to statistics from the China Association of Automobile Manufacturers, overall automobile sales in China increased by 6.1% year-over-year in the first six months of 2024 with passenger car sales up by 6.3% and commercial vehicle sales ahead by 4.9%. Sales of domestic cars rose by 1.4% and Chinese vehicle exports increased by 30.5% for the first six months of 2024.”

“Based on our recent financial performance, current financial condition, expected cash requirements and future free cash-flow generation, we rewarded our shareholders with a special cash dividend of $0.80 per common share. We are confident that our operational excellence and technology prowess will eventually be reflected in appropriate long-term shareholder value.”

Mr. Jie Li, Chief Financial Officer of CAAS, commented, “We maintained a strong balance sheet with cash and cash equivalents plus pledged cash of $148.4 million, working capital of $190.0 million and positive cash flow from operations in the first six months of 2024. In August 2024, we celebrate the 20th anniversary of our NASDAQ listing. Since our initial listing, we have grown from a small Chinese domestic auto parts company to a large global tier-1 supplier with customers in North America, South America, Europe and Asia. With our diversified customer base and best-in-class product offerings, we look forward to continuing long-term growth in China and the global markets.”

Second Quarter of 2024

Net sales increased by 15.4% year-over-year to $158.6 million in the second quarter of 2024, compared to $137.4 million in the second quarter of 2023. Net sales of traditional steering products and parts increased by 7.5% year-over-year to $103.0 million for the second quarter of 2024, compared to $95.8 million for the same quarter in 2023. Net sales of EPS products rose 33.7% year-over-year to $55.6 million from $41.6 million for the same period in 2023. EPS product sales grew to 35.1% of the total net sales for the second quarter of 2024, compared to 30.3% for the same period in 2023. Sales of Henglong’s passenger vehicle steering customers increased by 18.9% and sales to Chery Auto rose by 28.8% due to higher demand. Export sales to North American customers were consistent at $26.8 million in the second quarter of 2024, compared to $28.9 million in the second quarter of 2023. North American sales declined due to decreased demand from one customer. Sales in Brazil were $12.0 million in the second quarter of 2024, compared to $12.2 million in the second quarter of 2023.

Gross profit grew by 29.0% year-over-year to $29.3 million from $22.7 million in the second quarter of 2023. Gross margin increased to 18.5% in the second quarter of 2024 from 16.5% in the second quarter of 2023. The increase in gross margin was mainly due to the changes in the product mix and improved cost management.

Gain on other sales was $1.7 million in the second quarter of 2024, compared to $0.7 million in the second quarter of 2023.

Selling expenses increased by 21.6% year-over-year to $4.6 million compared to $3.8 million in the second quarter of 2023. Selling expenses represented 2.9% of net sales in the second quarter of 2024, compared to 2.8% in the second quarter of 2023.

General and administrative expenses (“G&A expenses”) increased by 40.7% year-over-year to $7.4 million, compared to $5.3 million in the second quarter of 2023, primarily due to higher consulting fee and business tax and surcharges. G&A expenses represented 4.7% of net sales in the second quarter of 2024, compared to 3.9% of net sales in the second quarter of 2023.

Research and development expenses (“R&D expenses”) increased by 23.9% year-over-year to $8.2 million compared to $6.6 million in the second quarter of 2023. R&D expenses represented 5.2% of net sales in the second quarter of 2024, compared to 4.8% in the second quarter of 2023. Research and development programs include electric power and hydraulic steering systems, automotive intelligence and software technologies, automobile electronics, steering columns, high polymer materials, automotive parts, manufacturing technologies, and automotive parts among other products.

Other income was $1.7 million for the second quarter of 2024, compared to $2.0 million for the three months ended June 30, 2023. The decrease was primarily due to lower government subsidies in the second quarter of 2024.

Income from operations rose 38.7% to $10.8 million in the second quarter of 2024, from $7.8 million in the second quarter of 2023. The increase was primarily due to higher sales and better margins.

Interest expense was $0.2 million in the second quarter of 2024, compared to $0.3 million in the second quarter of 2023.

Net financial expense was $0.7 million in the second quarter of 2024, compared to net financial income of $4.0 million in the second quarter of 2023. The change in net financial expense/income was primarily due to foreign exchange volatility generating a loss in the second quarter of 2024 compared with income in last year’s same quarter.

Income before income tax expenses and equity in earnings of affiliated companies was $11.7 million in the second quarter of 2024, compared to income before income tax expenses and equity in earnings of affiliated companies of $13.4 million in the second quarter of 2023. The change in income before income tax expenses and equity in earnings of affiliated companies was mainly due to foreign exchange volatility generating a loss in the second quarter of 2024 compared with income in last year’s same quarter.

Income tax expense was $2.1 million in the second quarter of 2024 compared to $1.5 million for the second quarter of 2023 primarily due to an increase in the Global Intangible Low-Taxed Income (“GILTI”) tax expenses.

Net income attributable to parent company’s common shareholders was $7.1 million in the second quarter of 2024, compared to net income attributable to parent company’s common shareholders of $10.5 million in the second quarter of 2023. Diluted earnings per share was $0.24 in the second quarter of 2024, compared to $0.35 per share in the second quarter of 2023.

The weighted average number of diluted common shares outstanding was 30,185,702 in the second quarter of 2024, compared to 30,189,537 in the second quarter of 2023.

First Six Months of 2024

Net sales increased by 6.6% year-over-year to $298.0 million in the first six months of 2024, compared to $279.7 million in the first six months of 2023 primarily due to increased sales of EPS systems. Six-month gross profit increased by 20.4% year-over-year to $53.4 million from $44.3 million in the corresponding period last year. Six-month gross margin was 17.9% compared with 15.9% in the first six months of 2023. Gain on other sales was $2.2 million in the first six months of 2024, compared to $1.4 million in the corresponding period last year. Income from operations increased by 31.7% year-over-year to $20.5 million in the first six months of 2024 from $15.5 million in the first six months of 2023.

Net income attributable to parent company’s common shareholders was $15.4 million in the first six months of 2024, compared to net income attributable to parent company’s common shareholders of $17.3 million in the corresponding period in 2023. Diluted earnings per share in the first six months of 2024 were $0.51, compared to diluted earnings per share of $0.57 in the first six months of 2023.

Balance Sheet

As of June 30, 2024, total cash and cash equivalents, and pledged cash were $148.4 million, total accounts receivable including notes receivable were $288.1 million, accounts payable including notes payable, were $254.0 million and short-term loans were $46.6 million. Total parent company stockholders' equity was $362.9 million as of June 30, 2024, compared to $344.5 million as of December 31, 2023.

Business Outlook

Management has reiterated its revenue guidance for the full year 2024 of $605.0 million. This target is based on the Company's current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on August 13, 2024 at 7:00 A.M. EDT/7:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management's presentation. To participate, please see the dial-in information below, enter the call 10 minutes before the call start time and ask to be connected to the "China Automotive Systems" conference call:

Phone Number: +1-888-506-0062 (North America)

Phone Number: +1-973-528-0011 (International)

Mainland China Toll Free: +86-400-120-3199

Code: 748049

A replay of the call will be available on the Company’s website under the investor relations section.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through eight Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 8 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Stellantis N.V. and Ford Motor Company in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 28, 2024, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. Any of these factors and other factors beyond our control, could have an adverse effect on the overall business environment, cause uncertainties in the regions where we conduct business, cause our business to suffer in ways that we cannot predict and materially and adversely impact our business, financial condition and results of operations. A prolonged disruption or any further unforeseen delay in our operations of the manufacturing, delivery and assembly process within any of our production facilities could continue to result in delays in the shipment of products to our customers, increased costs and reduced revenue. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

jieli@chl.com.cn

Kevin Theiss

Awaken Advisors

+1-212-521-4050

Kevin@awakenlab.com

-Tables Follow –

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Three Months Ended June 30,
	2024	2023
Net product sales ($13,550 and $13,194 sold to related parties for the three months ended June 30, 2024 and 2023)	$158,608	$137,410
Cost of products sold ($7,689 and $7,311 purchased from related parties for the three months ended June 30, 2024 and 2023)	129,306	114,692
Gross profit	29,302	22,718
Gain on other sales	1,720	742
Less: Operating expenses
Selling expenses	4,614	3,794
General and administrative expenses	7,418	5,271
Research and development expenses	8,184	6,606
Total operating expenses	20,216	15,671
Income from operations	10,806	7,789
Other income, net	1,735	1,963
Interest expense	(183)	(276)
Financial (expense)/income, net	(690)	3,963
Income before income tax expenses and equity in earnings of affiliated companies	11,668	13,439
Less: Income taxes	2,108	1,487
Add: Equity in losses of affiliated companies	(805)	(484)
Net income	8,755	11,468
Less: Net income attributable to non-controlling interests	1,608	995
Accretion to redemption value of redeemable non-controlling interests	(7)	(7)
Net income attributable to parent company’s common shareholders	$7,140	$10,466
Comprehensive income:
Net income	$8,755	$11,468
Other comprehensive income:
Foreign currency translation loss, net of tax	(2,846)	(16,886)
Comprehensive income/(loss)	5,909	(5,418)
Less: Comprehensive income/(loss) attributable to non-controlling interests	1,431	(80)
Accretion to redemption value of redeemable non-controlling interests	(7)	(7)
Comprehensive income/(loss) attributable to parent company	$4,471	$(5,345)

Net income attributable to parent company’s common shareholders per share -
Basic	$0.24	$0.35
Diluted	$0.24	$0.35

Weighted average number of common shares outstanding -
Basic	30,185,702	30,185,702
Diluted	30,185,702	30,189,537

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Six Months Ended June 30,
	2024	2023
Net product sales ($24,910 and $26,770 sold to related parties for the six months ended June 30, 2024 and 2023)	$298,002	$279,653
Cost of products sold ($14,657 and $14,326 purchased from related parties for the six months ended June 30, 2024 and 2023)	244,631	235,317
Gross profit	53,371	44,336
Gain on other sales	2,234	1,395
Less: Operating expenses
Selling expenses	8,687	7,178
General and administrative expenses	12,965	10,024
Research and development expenses	13,496	12,996
Total operating expenses	35,148	30,198
Income from operations	20,457	15,533
Other income, net	4,138	3,465
Interest expense	(441)	(525)
Financial (expense)/income, net	(702)	3,541
Income before income tax expenses and equity in earnings of affiliated companies	23,452	22,014
Less: Income taxes	3,851	2,316
Add: Equity in losses of affiliated companies	(1,582)	(347)
Net income	18,019	19,351
Less: Net income attributable to non-controlling interests	2,597	2,050
Accretion to redemption value of redeemable non-controlling interests	(15)	(15)
Net income attributable to parent company’s common shareholders	$15,407	$17,286
Comprehensive income:
Net income	$18,019	$19,351
Other comprehensive income:
Foreign currency translation loss, net of tax	(3,194)	(12,332)
Comprehensive income	14,825	7,019
Less: Comprehensive income attributable to non-controlling interests	2,372	1,241
Accretion to redemption value of redeemable non-controlling interests	(15)	(15)
Comprehensive income attributable to parent company	$12,438	$5,763

Net income attributable to parent company’s common shareholders per share -
Basic	$0.51	$0.57
Diluted	$0.51	$0.57

Weighted average number of common shares outstanding -
Basic	30,185,702	30,185,702
Diluted	30,185,702	30,191,309

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Balance Sheets

(In thousands of USD unless otherwise indicated)

	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$107,094	$114,660
Pledged cash	41,291	40,534
Accounts and notes receivable, net - unrelated parties	271,391	261,237
Accounts and notes receivable, net - related parties	16,738	8,169
Inventories	107,438	112,392
Other current assets	26,112	27,083
Total current assets	570,064	564,075
Non-current assets:
Property, plant and equipment, net	100,098	101,359
Land use rights, net	9,044	9,233
Long-term investments	57,360	60,173
Other non-current assets	48,427	31,600
Total assets	$784,993	$766,440

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term loans	$46,576	$48,005
Accounts and notes payable-unrelated parties	241,183	240,739
Accounts and notes payable-related parties	12,821	12,839
Accrued expenses and other payables	46,237	44,771
Other current liabilities	33,221	37,385
Total current liabilities	380,038	383,739
Long-term liabilities:
Long-term tax payable	—	8,781
Other non-current liabilities	6,204	5,498
Total liabilities	$386,242	$398,018

Commitments and Contingencies

Mezzanine equity:
Redeemable non-controlling interests	628	613

Stockholders’ equity:
Common stock, $0.0001 par value -- Authorized -- 80,000,000 shares; Issued – 32,338,302 and 32,338,302 shares as of June 30, 2024 and December 31, 2023, respectively	$3	$3
Additional paid-in capital	69,722	63,731
Retained earnings-
Appropriated	12,174	11,851
Unappropriated	299,916	284,832
Accumulated other comprehensive income	(11,227)	(8,258)
Treasury stock – 2,152,600 and 2,152,600 shares as of June 30, 2024 and December 31, 2023, respectively	(7,695)	(7,695)
Total parent company stockholders’ equity	362,893	344,464
Non-controlling interests	35,230	23,345
Total stockholders’ equity	398,123	367,809
Total liabilities, mezzanine equity and stockholders’ equity	$784,993	$766,440

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Six months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income	$18,019	$19,351
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation and amortization	9,868	9,528
Reversal of credit losses	9	(459)
Deferred income taxes	—	237
Equity in losses of affiliated companies	1,582	347
Loss on disposal of property, plant and equipment	773	15
(Increase)/decrease in:
Accounts and notes receivable	(20,451)	(18,323)
Inventories	4,271	8,355
Other current assets	3,654	(904)
Increase/(decrease) in:
Accounts and notes payable	1,994	(10,323)
Accrued expenses and other payables	1,134	(604)
Long-term taxes payable	(7,025)	(5,268)
Other current liabilities	(4,697)	(2,004)
Net cash provided by/(used in) operating activities	9,131	(52)
Cash flows from investing activities:
Increase in demand loans included in other non-current assets	—	(14)
Cash received from disposal of property, plant and equipment sales	607	582
Payments to acquire property, plant and equipment (including $2,839 and $2,022 paid to related parties for the six months ended June 30, 2024 and 2023, respectively)	(10,016)	(5,438)
Payments to acquire intangible assets	(332)	(2,361)
Investments under the equity method	—	(7,729)
Purchase of short-term investments	(40,054)	(40,491)
Proceeds from maturities of short-term investments	20,626	30,822
Cash received from long-term investments	937	583
Net cash used in investing activities	(28,232)	(24,046)
Cash flows from financing activities:
Proceeds from bank loans	47,054	34,280
Repayments of bank loans	(48,384)	(39,836)
Cash received from capital contributions of a non-controlling interest	15,504	—
Net cash provided by/(used in) financing activities	14,174	(5,556)
Effects of exchange rate on cash, cash equivalents and pledged cash	(1,882)	(3,756)
Net decrease in cash, cash equivalents and pledged cash	(6,809)	(33,410)
Cash, cash equivalents and pledged cash at beginning of the period	155,194	158,951
Cash, cash equivalents and pledged cash at end of the period	$148,385	$125,541